April 18, 2008                                  Contact: Charles J. Viater
                                                             President/CEO

               MFB CORP. ANNOUNCES QUARTERLY DIVIDEND DECLARATION

Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC) (the "Corporation"), parent company of MFB Financial (the "Bank"), announced today that the Corporation has declared a cash dividend of $0.190 per share of common stock for the quarter ended March 31, 2008. The dividend is payable on May 13, 2008 to holders of record on April 29, 2008. Charles J. Viater, President and CEO stated, "This dividend represents a 15.2% increase over the dividend declared for the quarter ended March 31, 2007. This increase provides further evidence of the Corporation's commitment to core earnings growth and shareholder value." MFB Corp expects to release its earnings for the quarter ended March 31, 2008 as soon as its quarterly review is completed by its independent accounting firm.

MFB Corp.'s wholly owned federal savings bank subsidiary, MFB Financial (the "Bank") conducts business from their corporate office and main office located in Mishawaka, Indiana and the Bank's eleven banking centers in St. Joseph, Elkhart and Hamilton Counties of Indiana, and also has a mortgage loan office located in New Buffalo in Berrien County, Michigan. The Bank offers a variety of lending, deposit and other financial services to its retail and business customers. The Wealth Management Group of the Bank attracts high net worth clients and offers trust, investment, insurance, broker advisory, retirement plan and private banking services in the Bank's primary counties and Montgomery County, Indiana. For more information, go to www.mfbbank.com.